Exhibit 2.6
Execution Copy

STOCK PURCHASE AGREEMENT
BY AND AMONG
ALL POINTS INDUSTRIES, INC.,
GABRIELLE MANN,
GREGORY MANN
AND
THE HILLMAN GROUP, INC.
DATED AS OF DECEMBER 28, 2007

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Page
9.7 Entire Agreement	50
9.8 Counterparts	50
9.9 Governing Law	50
9.10 Parties in Interest	50
9.11 Schedules and Exhibits	50
9.12 WAIVER OF JURY TRIAL	50
9.13 CONSENT TO JURISDICTION	51

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INDEX OF EXHIBITS

Exhibit A	-	Escrow Agreement
Exhibit B-1	-	Gabrielle Mann Employment Agreement
Exhibit B-2	-	Gregory Mann Employment Agreement
Exhibit C	-	Opinion of Counsel to the Company and Sellers
Exhibit D	-	Sellers’ Certificate
Exhibit E-1	-	GM Squared Acquisitions Lease Agreement
Exhibit E-2	-	Mana Associates Lease Agreement
Exhibit F	-	Buyer’s Certificate
INDEX OF SCHEDULES

Schedule 1.3(b)(iii)	Schedule of Sellers
Schedule 3.1	Organization and Corporate Power
Schedule 3.3	Capitalization
Schedule 3.4	Subsidiaries; Investments
Schedule 3.5	Absence of Conflicts; Consents
Schedule 3.6	Financial Statements
Schedule 3.7	Absence of Undisclosed Liabilities
Schedule 3.8	Absence of Certain Developments
Schedule 3.9(b)	Leased Real Property
Schedule 3.9(e)	Personal Property
Schedule 3.10	Accounts Receivable
Schedule 3.12	Taxes
Schedule 3.13	Contracts and Commitments
Schedule 3.14	Intellectual Property
Schedule 3.15	Litigation; Proceedings
Schedule 3.16	Brokerage (Company and Sellers)
Schedule 3.17	Governmental Licenses and Permits
Schedule 3.18	Employees
Schedule 3.19	Employee Benefit Plans
Schedule 3.20	Insurance
Schedule 3.21	Officers and Directors; Bank Accounts
Schedule 3.22	Insider Transactions
Schedule 3.23	Compliance with Laws
Schedule 3.24	Environmental Matters
Schedule 3.25	Product and Service Warranties
Schedule 3.26	Products Liability; Recalls
Schedule 3.27(a)	Customers
Schedule 3.27(b)	Vendors
Schedule 3.28	Indebtedness
Schedule 3.29	No Acceleration of Rights or Benefits
Schedule 3.30	Corporate Names and Locations
Schedule 4.2	Absence of Conflicts (Sellers)

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Schedule 4.3	Brokerage (Sellers)
Schedule 5.4	Consents (Buyer)
Schedule 5.6	Brokerage (Buyer)
Schedule 6.2(a)	Indemnification
Schedule 7.2	Allocation of ADSP

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STOCK PURCHASE AGREEMENT
          THIS STOCK PURCHASE AGREEMENT (including all Schedules and Exhibits hereto, this “Agreement”) is made as of December 28, 2007, by and among All Points Industries, Inc., a Florida corporation (the “Company”), Gabrielle Mann and Gregory Mann, the sole stockholders of the Company (each a “Seller” and collectively the “Sellers”), and The Hillman Group, Inc., a Delaware corporation (“Buyer”). The Company, Sellers and Buyer are collectively referred to herein as the “Parties” and individually as a “Party.” Unless otherwise specified herein, capitalized terms used in this Agreement have the meanings set forth in Article VIII hereof.
          The authorized capital stock of the Company consists of 1,000 shares of common stock, without par value, of which 100 shares are issued and outstanding and owned beneficially and of record by Sellers (the “Common Stock”).
          Buyer desires to acquire from Sellers, and Sellers desire to sell to Buyer, all of the shares of Common Stock owned by Sellers (the “Shares”).
          NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
PURCHASE AND SALE OF STOCK
     Stock Purchase. On and subject to the terms and conditions set forth in this Agreement, on the Closing Date, Buyer shall purchase from Sellers, and Sellers shall sell, transfer and assign to Buyer, all of the Shares, free and clear of all liens, charges, security interests, claims, pledges, taxes, options, warrants, rights, contracts, calls, commitments, equities, demands, proxies, voting agreements, restrictions on transfer (other than restrictions on transfer under the Securities Act of 1933, as amended, and applicable state securities laws) and other encumbrances (collectively, “Encumbrances”).
     Purchase Price for the Shares.
          The aggregate purchase price to be paid for the Shares (the “Purchase Price”) shall be an amount equal to (i) $10,500,000, minus (ii) the aggregate amount of all outstanding Indebtedness of the Company existing as of the Closing (if any) (the “Closing Indebtedness”), plus (or minus) (iii) the amount (if any) by which the Company’s Working Capital as shown on the Closing Statement (the “Closing Working Capital”) is greater than (or less than) $10,396,000 (the “Working Capital Target”), as the case may be (the aggregate amount calculated in accordance with clauses (i), (ii) and (iii) of this Section 1.2(a) is referred to herein as the “Cash Purchase Price”); plus (iv) the amount of the Earn-Out Payment (if any).

          At the Closing, Buyer shall pay to the Sellers in the manner described in Section 1.3(b) below an amount equal to the Cash Purchase Price as estimated in good faith by Buyer and Sellers not less than two (2) days prior to the Closing (the “Estimated Cash Purchase Price”), less the Escrow Amount.
     Closing Transactions.
          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 200 East Randolph Drive, Chicago, Illinois, commencing at 10:00 a.m. local time on the third business day after all of the conditions to closing contained in Article II have been fully satisfied or duly waived (other than those conditions to be satisfied by deliveries made at the Closing), or at such other place or on such other date as may be mutually agreeable to the Buyer and the Sellers. The date and time of the Closing are herein referred to as the “Closing Date.”
     Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:
     Sellers shall deliver to Buyer the certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers with all requisite federal, state and local transfer stamps affixed thereto;
     Buyer shall deposit the Escrow Amount into escrow with the Escrow Agent pursuant to the terms and conditions set forth in the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”);
     Buyer shall deliver to Sellers, allocated between the Sellers in accordance with the Schedule 1.3(b)(iii) attached hereto, the Estimated Cash Purchase Price (as determined hereunder at the Closing and as reduced by the Escrow Amount) payable to Sellers in immediately available funds to an account designated by Sellers to Buyer in writing at least two (2) days prior to the Closing Date;
     the Company, Sellers and Buyer, as applicable, shall deliver the respective opinions, certificates and other instruments required to be delivered by or on behalf of them under Article II hereof; and
     Sellers shall deliver to Buyer all corporate books and records and other property of the Company in Sellers’ possession.
     Post-Closing Adjustments.
          Within ninety (90) days following the Closing Date, Buyer shall deliver to Sellers an audited statement (in its final and binding form as determined below, the “Closing Statement”) setting forth the Closing Working Capital as of the close of business on the day before the Closing Date and setting forth the Closing Indebtedness as of the Closing. The Closing Statement shall include all known adjustments required in a year-end closing of the books and shall be prepared in accordance with GAAP (other than inventory reserves and accounts receivable reserves, which shall be computed in accordance with the Company’s past practices). For the avoidance of doubt, the costs and expenses of preparing the Closing Statement shall be borne by Buyer. Sellers shall cooperate as reasonably requested in connection with the preparation of the Closing Statement. During the 30-day period immediately following Sellers’ receipt of the Closing Statement, Sellers shall be permitted to review Buyer’s working papers related to the preparation of the Closing Statement and determination of the Closing Indebtedness and the Closing Working Capital. The Closing Statement shall become final and binding upon the parties thirty (30) days following Sellers’ receipt thereof, unless Sellers shall give written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer, then the Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm. During the twenty (20) days following delivery of a Notice of Disagreement, Sellers and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review Sellers’ and their representatives’ working papers relating to the Notice of Disagreement. If, at the end of the 20-day period referred to above, the matters in dispute have not been fully resolved, then the parties shall submit to Duff & Phelps (the “Accounting Firm”) for review and resolution of all matters (but only such matters) which remain in dispute, and the Accounting Firm shall make a final determination of the Closing Indebtedness and the Closing Working Capital to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The parties will cooperate with the Accounting Firm during the term of its engagement. In resolving any matters in dispute, the Accounting Firm may not assign a value to any item in dispute greater than the greatest value for such item assigned by Sellers, on the one hand, or Buyer, on the other hand, or less than the smallest value for such item assigned by Sellers, on the one hand, or Buyer, on the other hand. The Accounting Firm’s determination will be based solely on presentations by Sellers and Buyer which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Statement and the determination of the Closing Indebtedness and the Closing Working Capital shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which the Accounting Firm shall be instructed to deliver not more than forty-five (45) days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be allocated by the Accounting Firm between Sellers and Buyer based on the merits of such party’s claim with respect to such dispute.
          If the Estimated Cash Purchase Price is greater than the Cash Purchase Price, Sellers shall, within three (3) business days after the Closing Statement becomes final and binding on the parties, make payment by wire transfer to Buyer, in immediately available funds of the amount of such difference, together with interest thereon at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed over 360, from the

Closing Date to the date of payment. Any amount payable under this Section 1.4(b) shall first be made from the Escrow Amount to the extent of available funds therein prior to any amounts being funded directly by the Sellers.
          If the Cash Purchase Price is greater than the Estimated Cash Purchase Price, Buyer shall, within three (3) business days after the Closing Statement becomes final and binding on the parties, make payment by wire transfer to Sellers, allocated between the Sellers in accordance with the Schedule 1.3(b)(iii) attached hereto, in immediately available funds of the amount of such difference, together with interest thereon at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment.
     Earn-Out Payment.
          Within five (5) days following delivery by the Company’s accountants of the Company’s final audited consolidated financial statements for the year ended December 31, 2008, Buyer shall deliver to Sellers a statement setting forth in reasonable detail the Company’s Net Sales for such year and a computation of the Earn-Out Payment for such year (the “Earn-Out Statement”). If the Company’s Net Sales for such year exceed the Company’s Net Sales for the fiscal year ended December 31, 2007, the Buyer shall deliver by wire transfer of immediately available funds, allocated between the Sellers in accordance with the Schedule 1.3(b)(iii) attached hereto, to an account designated by Sellers, an aggregate amount equal to $500,000 (the “Earn-Out Payment”). Following the Closing Date, if, prior to December 31, 2008, either Seller’s employment is terminated by the Company without Cause (as such term is defined in the applicable Employment Agreement) or either Seller resigns with Good Reason (as such term is defined in the applicable Employment Agreement), then such Seller shall be entitled to receive such Seller’s portion of the Earn-Out Payment if, at the time of such termination, the Company’s Annualized Net Sales for the fiscal year ended December 31, 2008 would exceed the Company’s Net Sales for the fiscal year ended December 31, 2007.
          For purposes of this Section 1.5, if the Company acquires any other business entity after the Closing Date, such other business and the results of its operations shall be kept separate from (i.e. not combined with) the business of the Company for purposes of calculating the amount of the Earn-Out Payment, unless and until Buyer and Sellers reach an agreement as to the basis on which the Net Sales of the acquired business entity are to be included in the Net Sales of the Company. Sellers understand and acknowledge that, from and after the Closing, control of all key business decisions of the Company (including, without limitation, any and all decisions relating to any acquisitions, dispositions, purchases or sales of assets and the timing thereof, capital expenditures and the timing thereof, opening new or closing existing offices, product pricing, employee hiring and retention, subcontracting authority and facilities management) shall be conducted in accordance with the directions of Buyer and that Buyer and its owners may operate the Company’s business in the manner it deems appropriate, regardless of the impact on the Earn-Out Payment; provided however, that Buyer will operate the business, collectively with its other businesses, exercising its reasonable business judgment and shall not take any action which has as its primary purpose the diminution of the Earn-Out Payment.

          Notwithstanding anything contained in this Section 1.5 to the contrary, Buyer shall not be obligated to pay the Earn-Out Payment on the date such payment is otherwise due hereunder if and to the extent that the payment of such amount: (i) would result in a default under any Buyer’s or any of its affiliates’ senior or subordinated debt financing agreements or a default exists thereunder at the time of such contemplated payment; or (ii) is restricted by Applicable Law, then in each case, only for so long as such restriction(s) remain in effect; provided, however, with respect to (i) and (ii) above, if such restriction(s) would not result from the payment of a portion of the Earn-Out Payment, Buyer is obligated to pay the portion of the Earn-Out Payment which it may so purchase. Any amounts due and owing under this Section 1.5 in respect of the Earn-Out Payment that are not paid when due shall accrue interest at a rate per annum equal to the Applicable Rate, calculated from the date such payment is otherwise due hereunder until the actual date of payment. Sellers acknowledge and agree that any failure by Buyer to pay all or any portion of the Earn-Out Payment on the date otherwise due hereunder by virtue of clauses (i) or (ii) above shall not constitute a default under or a breach of this Agreement for any reason. Notwithstanding the restrictions set forth in clause (i) above, if the Earn-Out Payment is due and payable hereunder, such Earn-Out Payment shall be paid on or prior to May 2, 2011.
CONDITIONS TO CLOSING
     Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:
          The representations and warranties set forth in Article III and Article IV shall be true and correct in all material respects (except that the representations and warranties which are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without taking into consideration any disclosures made by Sellers or the Company to Buyer pursuant to Section 3.31 or 4.5 hereof);
          Sellers and the Company shall have performed and complied with in all material respects all of the respective covenants and agreements required to be performed by each of them under this Agreement at or prior to the Closing;
          The following shall have been obtained by Sellers or the Company, in each case on terms reasonably satisfactory to Buyer: (i) all consents and approvals by third parties that are required for the valid transfer of the Shares to Buyer or that are otherwise required for the consummation of the transactions contemplated hereby or that are required in order to prevent a breach of or a default under or a termination or modification of or acceleration of any obligation under any material contract, agreement, instrument, insurance policy, lease or license to which the Company is a party or to which any portion of the property of the Company is subject; (ii) payoff letters with respect to all Indebtedness of the Company outstanding as of the Closing and releases of all Liens securing such Indebtedness; (iii) releases of any and all Encumbrances with respect to the Shares and releases of any and all guarantees by the Company and (iv) release of the Company by Sellers as shareholders of the Company;
          All governmental filings, authorizations and approvals that are required for the valid transfer of the Shares and the consummation of the transactions contemplated hereby shall have been duly made and obtained by Sellers or the Company on terms reasonably satisfactory to Buyer, and all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or otherwise terminated;
          No action, suit, condemnation or proceeding shall be pending or threatened before any court, governmental body or arbitrator wherein an unfavorable judgment, decree, injunction or order would prohibit or impair the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful or grant damages or other relief with respect to the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own, operate or control the Company, and no such judgment, decree, injunction or order shall have been entered unless subsequently dismissed or discharged with prejudice;
          Except as otherwise approved in writing by Buyer, all of the Company’s officers and directors shall have resigned their positions effective as of the Closing;
          Since July 31, 2007, there shall have been no Material Adverse Effect or any event, development or change which would reasonably be expected to have a Material Adverse Effect;
          With respect to the Leased Real Property, the Company shall have delivered to Buyer, at the Company’s expense, the following documents: (i) estoppel, consent and lien waiver letters from the landlords and/or tenants (as applicable) listed on Schedule 3.9(b), in form and substance reasonably satisfactory to Buyer and its lenders and (ii) non-disturbance agreements from the lenders of any of the landlords listed on Schedule 3.9(b), in form and substance reasonably satisfactory to Buyer and its lenders;
          Buyer and its agents, lenders, consultants and accounting and legal representatives shall have completed their financial, operating, environmental, tax, accounting, business, regulatory and legal due diligence review of the Company, and Buyer shall be satisfied with the results of such due diligence review in its sole discretion;
          Each of the Sellers shall have entered into an agreement for employment with the Company, each in form substantially the same as that attached hereto as Exhibit B-1 and Exhibit B-2 (the “Employment Agreements”), and all of such agreements shall be in full force and effect at the Closing;
          Sellers and the Escrow Agent shall have executed and delivered to Buyer a counterpart of the Escrow Agreement, and the Escrow Agreement will be in full force and effect at the Closing;

          Buyer shall have received evidence that the Company’s and Sellers’ legal counsel, investment bankers and other agents and representatives hired or retained in connection with the transactions contemplated hereby have been paid in full, and that the Company has no further liability to any of the Company’s or Sellers’ legal counsel, investment bankers, agents or representatives, and such evidence shall be in form and substance reasonably satisfactory to Buyer;
          Sellers and the Company shall have terminated all agreements (if any) regarding voting, transfer or other arrangements related to the capital stock of the Company, and the Company shall have terminated all agreements between the Company (on the one hand) and any Insider (on the other), in each case on terms and conditions reasonably satisfactory to Buyer;
          Buyer shall have received an opinion, dated the Closing Date, of Rafferty, Stolzenberg, Gelles, Tenenholtz & Flynn, P.A., counsel to Sellers and the Company, with respect to matters set forth in Exhibit C attached hereto and in form and substance reasonably satisfactory to Buyer and its counsel, which shall include a statement that Buyer’s lenders may rely on such opinion;
          All proceedings to be taken by Sellers and the Company in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Sellers or the Company to effect the transactions contemplated hereby reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer;
          At the Closing, Sellers and Company shall have delivered to Buyer all of the following:
          a certificate from Sellers in the form set forth in Exhibit D attached hereto, dated the Closing Date, stating that the preconditions specified in Sections 2.1(a) through (h), inclusive, and (l), (m) and (o) have been fully satisfied;
          copies of all third party and governmental consents, approvals, filings, releases, terminations and payoff letters required in connection with the consummation of the transactions contemplated herein;
          certified copies of the resolutions of the Company’s board of directors approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;
          a certificate of the secretary of state of each state in which the Company is incorporated and each state where the Company is qualified to do business (including as set forth on Schedule 3.1) stating that the Company is in good standing in each such jurisdiction;
          certified copies of the Company’s articles of incorporation and bylaws (or other equivalent organizational documents) as in effect at the Closing.

          copies of the resignations described in Section 2.1(f);
          a non-foreign affidavit from each Seller, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Seller is not a “Foreign Person” as defined in Section 1445 of the Code;
          all documents, records and instruments relating to the business of the Company that are in any Seller’s possession (including all board and shareholder minute books and all stock record books); and
          such other documents or instruments as Buyer reasonably requests to effect the transactions contemplated hereby.
          GM Squared Acquisitions, LLC shall have executed and entered into a lease agreement, effective as of the Closing substantially in the form of Exhibit E-1 attached hereto with the Company for the lease of the property at 1590 NW 27th Avenue, Pompano Beach, FL 33069 and described as Units 8, 9, 10, 11 and 12 of Turnpike Distribution Center, Phase III;
          Mana Associates, LLC shall have executed and entered into a lease agreement, effective as of the Closing substantially in the form of Exhibit E-2 attached hereto with the Company for the lease of the property at 1590 NW 27th Avenue, Pompano Beach, FL 33069 and described as Units 4 and 5 of Turnpike Distribution Center, Phase III; and
          Sellers or their Affiliates shall have assigned to the Company all Intellectual Property and other assets related to the business of the Company which are owned, held, or licensed by Sellers or their affiliates, on terms acceptable to Buyer, and Sellers shall have, at their sole cost and expense, recorded such assignments with the United States Patent and Trademark Office or other applicable governmental entity.
          Any condition specified in this Section 2.1 may be waived in whole or in part by Buyer; provided that no such waiver shall be effective unless it is set forth in a writing executed by Buyer.
     Conditions to Sellers’ Obligations. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:
          The representations and warranties set forth in Article V shall be true and correct in all material respects (except that the representations and warranties which are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without taking into consideration any disclosures made by Buyer to Sellers pursuant to Section 5.7);

          Buyer shall have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;
          All governmental filings, authorizations and approvals that are required to be obtained by Buyer for the purchase of the Shares and the consummation of the transactions contemplated hereby shall have been duly made and obtained, and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise terminated;
          No action, suit or proceeding shall be pending before any court, governmental body or arbitrator wherein an unfavorable judgment, decree, injunction or order would prohibit or materially impair the performance of this Agreement or any of the transactions contemplated hereby, or declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no such judgment, decree, injunction or order shall have been entered and not subsequently dismissed or discharged with prejudice;
          The Escrow Agent and Buyer shall have executed and delivered to Sellers a counterpart of the Escrow Agreement;
          All proceedings to be taken by Buyer in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by Sellers shall be reasonably satisfactory in form and substance to Sellers; and
          Buyer shall have delivered the Estimated Cash Purchase Price contemplated by Section 1.3(b)(iii).
          At the Closing Date, Buyer shall have delivered to Sellers all of the following:
          a certificate from Buyer in the form set forth in Exhibit F attached hereto, dated the Closing Date, stating that the preconditions specified in Sections 2.2(a) through (d), inclusive, and (f) have been satisfied;
          certified copies of the resolutions of Buyer’s board of directors approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; and
          such other documents or instruments as Sellers reasonably request to effect the transactions contemplated hereby.
          Any condition specified in this Section 2.2 may be waived by Sellers; provided that no such waiver shall be effective against Sellers unless it is set forth in a writing executed by Sellers.

REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY AND SELLERS
          As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company and Sellers hereby represent and warrant (jointly and severally) to Buyer that:
     Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is qualified as a foreign corporation to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified. All such jurisdictions in which the Company is qualified are set forth on Schedule 3.1. The Company has full corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. All such licenses and authorizations are in full force and effect and shall remain in full force and effect after the consummation of the transactions contemplated hereby. The copies of the Company’s articles of incorporation and by-laws which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books containing the records of meetings of the stockholders and board of directors, the stock certificate books and the stock record books of the Company which have been furnished to Buyer are correct and complete. The Company is not in default under or in violation of any provision of its articles of incorporation or by-laws.
     Authorization of Transactions. The Company has full corporate power and authority to execute and deliver this Agreement and all other agreements, instruments and certificates contemplated hereby to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has duly approved this Agreement and all other agreements, instruments and certificates contemplated hereby to which the Company is a party and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and all other agreements, instruments and certificates contemplated hereby to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other agreements, instruments and certificates contemplated hereby to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.
     Capitalization. The authorized, issued and outstanding stock of the Company is as set forth in the recitals of this Agreement. All of the issued and outstanding shares of the Common Stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights or rights of refusal, and are owned of record and beneficially by Sellers as set forth on Schedule 3.3. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock

(other than this Agreement). There are no outstanding or authorized stock appreciation rights, phantom stock rights or similar rights with respect to the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.
     Subsidiaries; Investments. The Company has no Subsidiaries. Except as set forth on Schedule 3.4, the Company does not own or hold the right to acquire any shares of stock or any other security or ownership interest in any other Person.
     Absence of Conflicts; Consents. Except as set forth in Schedule 3.5, the execution, delivery and performance of this Agreement and the other agreements, instruments and certificates contemplated hereby and the consummation of the transactions contemplated hereby by the Company and Sellers do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to terminate or modify or to accelerate any obligation under, (e) result in the creation of any Encumbrance upon the Shares or any Lien on the assets of the Company under, or (f) require any permit, authorization, consent, approval, exemption, declaration, filing or other action by or notice to any court or other governmental or regulatory body under, the provisions of the articles of incorporation or by-laws of the Company or any indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Company is bound or affected, or any law, statute, rule or regulation or any judgment, order or decree to which the Company is subject. No notice to, filing with or authorization, consent or approval of any government or governmental agency by the Company is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby to which the Company is or shall be a party.
     Financial Statements. Attached hereto as Schedule 3.6 are the following financial statements: (i) the audited balance sheets of the Company as of December 31, 2005 and 2006, and the related statements of income and cash flows (or the equivalent) for the respective twelve-month periods then ended; and (ii) the unaudited balance sheet of the Company as of November 30, 2007 (the “Latest Balance Sheet”), and the related statements of income and cash flows (or the equivalent) for the eleven-month period then ended. Each of the foregoing financial statements (collectively, the “Financial Statements”) are consistent with the books and records of the Company (which, in turn, are complete and accurate), presents fairly the Company’s financial condition and results of operations and cash flows as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject in the case of unaudited consolidated financial statements to the absence of footnote disclosure (none of which footnote disclosures would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, value, cash flow or net worth of the Company taken as a whole).
     Absence of Undisclosed Liabilities. The Company has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) arising out of any transactions entered into, at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, including Taxes with respect to or based upon transactions or events occurring on or before the Closing, except for (a) liabilities and obligations under contracts or commitments described in Schedule 3.13 or under contracts and commitments entered into in the Ordinary Course of Business which are not required to be disclosed thereon (but not liabilities for breaches or violations of any of the foregoing), (b) liabilities and obligations to the extent reflected on the liabilities side of the Latest Balance Sheet, (c) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement, or a claim or lawsuit, or a violation of law or any environmental liability) and (d) liabilities specifically disclosed on Schedule 3.7.
     Absence of Certain Developments. Except as set forth in Schedule 3.8 and except as expressly contemplated by this Agreement, since December 31, 2006, the Company has not:
          suffered a Material Adverse Effect or a material casualty loss or damage to the assets of the Company (whether or not covered by insurance);
          redeemed or repurchased, directly or indirectly, any shares of its capital stock or other equity securities or declared, set aside or paid any dividends or made any other distributions with respect to any shares of its capital stock or other equity securities or made any payments with respect to any stock appreciation rights, phantom stock plans or similar arrangements;
          issued, sold or transferred any notes, bonds or other debt securities, any shares of its capital stock or other equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or any warrants, options or other rights to acquire shares of its capital stock or other equity securities or granted any stock appreciation, phantom stock or other similar rights;
          borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the Ordinary Course of Business;
          discharged or satisfied any Lien (other than Permitted Liens) or paid any material obligation or liability, other than current liabilities paid in the Ordinary Course of Business, or prepaid any amount of Indebtedness;
          mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any portion of its properties or assets;
          sold, leased, assigned or transferred any portion of its tangible assets, except in the Ordinary Course of Business, or canceled without fair consideration any debts or claims owing to or held by it;
          sold, assigned, licensed or transferred any Intellectual Property or disclosed any confidential information other than pursuant to agreements preserving all material rights of the

Company in such confidential information or, to the Company’s knowledge, received any confidential information of any third party in violation of any obligation of confidentiality;
          suffered any material extraordinary losses or waived any material rights, whether or not in the Ordinary Course of Business;
          suffered any material theft, damage, destruction or casualty loss to its tangible assets, whether or not covered by insurance, or suffered any substantial destruction of the books and records of the Company;
          entered into, amended or terminated any material lease, contract, agreement or commitment, or taken any other action or entered into any other transaction, other than in the Ordinary Course of Business, or entered into any transaction with any Insider;
          entered into any other material transaction, whether or not in the Ordinary Course of Business, or materially changed any business practice or policy;
          other than in the Ordinary Course of Business, (i) made or granted any bonus or any wage, salary or compensation increase to any of the directors of the Company or any officer, employee, sales representative or consultant of the Company who earns or has earned more than $35,000 annually in aggregate compensation from the Company, or (ii) made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;
          conducted its cash management practices other than in the Ordinary Course of Business (including with respect to maintenance of working capital balances, collection of accounts receivable and payment of accounts payable);
          made any capital expenditures or commitments for capital expenditures that aggregate in excess of $100,000;
          made any loans or advances to, or guarantees for the benefit of, any Persons, except for advances to employees in the Ordinary Course of Business;
          entered into any lease of capital equipment or real estate involving rental in excess of $5,000 per annum;
          made any charitable contributions or pledges or paid any association fees or dues in excess of $10,000;
          changed any material accounting practices or policies;
          changed or authorized any change in its articles of incorporation or by-laws; or
          entered into any agreement or commitment to take any of the actions described in Section 3.8(a) through (s), inclusive.

     Title to Properties; Sufficiency of Assets.
          The Company owns no real property.
          Schedule 3.9(b) sets forth the address of each Leased Real Property and a true and complete list of all Leases (including all amendments, extensions and renewals thereto). The Company has delivered to Buyer complete and accurate copies of each of the Leases described in Schedule 3.9(b). With respect to each Lease, except as set forth on Schedule 3.9(b):
          such Lease is valid, binding, enforceable and in full force and effect (or, to the extent such Lease is being entered into at Closing, shall be valid, binding, enforceable and in full force and effect as of the Closing) and has not been modified (except to the extent disclosed in the documents delivered to Buyer) and, in each case, the lessee is in peaceable possession thereof;
          the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing as are in effect immediately prior to the Closing (to the extent such Lease was in effect prior to the Closing);
          neither the Company nor, to the Company’s knowledge, any other party to such Lease is in breach or default thereof, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such Lease;
          no party to such Lease has repudiated any provision thereof and there are no disputes, oral agreements, or forbearance programs in effect as to such Lease;
          the Company has not assigned, transferred, conveyed, subleased, licensed, mortgaged, deeded in trust or encumbered any interest in the Leased Real Property;
          all rents and additional rents due under each such Lease have been paid;
          no security deposit or portion thereof deposited with respect to such Lease has been applied, in respect to a breach or default under such Lease, which has not been redeposited in full;
          the Company does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; and
          the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company.
          The Leased Real Property described in Schedule 3.9(b) constitutes all of the real estate used or occupied by the Company.

          To the Company’s knowledge, the owner of the building, improvements or other property leased or subleased has good and marketable title to the parcel of real property, free and clear of all Liens other than (i) installments of special assessments and Taxes not yet due and payable and (ii) recorded easements, covenants and restrictions of record which do not impair the current use, occupancy or value, or the marketability of title, of the property subject thereto.
          Except as set forth on Schedule 3.9(e), the Company own good and marketable title to, or a valid leasehold in, free and clear of all Liens (other than Permitted Liens), all of the personal property and assets which are shown on the Financial Statements or acquired thereafter or located on the Leased Real Property or used by the Company.
          The buildings, structures, improvements, fixtures, machinery, equipment, personal properties, vehicles and other tangible assets of the Company located upon or used in connection with the Leased Real Property (other than assets that are not necessary for the operation of the business of the Company) have been installed, maintained and operated in conformity with all applicable laws except as would not, individually or in the aggregate, have a Material Adverse Effect, regulations and insurance policies, are in good condition and repair (reasonable wear and tear excepted) and are usable in the Ordinary Course of Business, and to the Company’s knowledge, there are no latent defects with respect thereto. The Company owns or leases under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business.
          The assets and properties, both tangible and intangible, owned by the Company constitute all of the tangible and intangible assets and properties necessary to operate the business currently conducted by the Company.
     Accounts Receivable. Except as set forth on Schedule 3.10, all of the notes and accounts receivable of the Company reflected on the Latest Balance Sheet are, and all notes and accounts receivable of the Company as of the Closing Date shall be, good and valid receivables (subject to no known counterclaims or offset) arising in the Ordinary Course of Business and (net of the allowance for doubtful accounts recorded on the applicable balance sheet) are current and collectible at the aggregate amount recorded therefor on the books and records of the Company as of the Closing Date. There are no individual accounts receivable which are over ninety (90) days past due, except as set forth on Schedule 3.10. As of the Closing Date, no Person shall have any Lien on such receivables or any part thereof (other than Permitted Liens), and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment shall have been made with respect to any such receivables.
     Inventory. The inventories of the Company reflected on the Latest Balance Sheet are, and the inventories of the Company as of the Closing Date shall be, of a quantity and quality usable and saleable in the Ordinary Course of Business without discount, and are merchantable and fit for their particular purposes, in each case except for items of below-standard quality and items not previously readily salable and fit for use in the Ordinary Course of Business which have been written down in value on the Latest Balance Sheet in accordance with GAAP consistently applied to estimated net realizable market values.

     Taxes.
          The Company has timely filed, or shall timely file, with the appropriate federal, state, local and foreign taxing authorities, all Tax Returns which are required to be filed by or with respect to the Company on or before the Closing Date, and all such Tax Returns are true, complete and accurate and were prepared in substantial compliance with all applicable laws and regulations. Sellers have made available to Buyer correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2004. All Taxes due and payable, whether or not shown on a Tax Return, have been paid, or shall be paid, by the Company on or before the Closing Date, and all Taxes accrued but not yet due and payable are recorded on the Financial Statements in accordance with GAAP. Schedule 3.12 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns.
          The Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company, and neither the Sellers nor the Company has knowledge that any such of the foregoing shall be made.
          There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.
          The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
          The Company has not been a party to or bound by any Tax-sharing agreement.
          The Company shall not be required as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date.
          The Company has not participated in a listed transaction within the meaning of Treas. Reg. § 1.6011-4 (or any predecessor provision).
          The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence, and the Company will be an S corporation up to and including the Closing Date. The Company shall not be liable for any Tax under Section 1374 of the Code (or any corresponding provision of state or local income Tax law) in connection with the deemed sale of the Company’s assets caused by the Section 338(h)(10) Elections. The Company has not, in the past ten (10)

years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.
          No Seller is a “foreign person” within the meaning of Section 1445(b)(2) of the Code.
          The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any Person (other than the Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
     Contracts and Commitments.
          Except as specifically contemplated by this Agreement and except as set forth in Schedule 3.13 or Schedule 3.19, the Company is not a party to or bound by, whether written or oral, any:
          collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal or any severance agreement or arrangement;
          consulting or management services agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time or consulting basis or any severance agreements;
          agreement or indenture relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any of its assets;
          agreements with respect to the lending or investing of its funds to other Persons;
          agreements with respect to Intellectual Property, or nondisclosure or confidentiality agreements;
          guaranty of any Indebtedness or other obligation, other than endorsements made for collection in the Ordinary Course of Business;
          lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party requiring payments in excess of $5,000 annually;
          lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

          contract or group of related contracts with the same party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one (1) year (except if such contracts do not involve a sum in excess of $15,000 annually) or involves consideration in an amount in excess of $15,000;
          contract or group of related contracts with the same party continuing over a period of more than six (6) months from the date or dates thereof, not terminable by the Company on thirty (30) days or less notice without penalties or involving consideration in an amount in excess of $15,000;
          contract containing terms having the effect of prohibiting the Company from freely engaging in business anywhere in the world;
          franchise, dealership, vendor or service agreement or contract relating to the distribution, marketing or sales of its products or services;
          warranty agreement with respect to products sold or services rendered;
          agreements, contracts or understandings pursuant to which the Company subcontracts material work to third parties;
          other agreement material to it whether or not entered into in the Ordinary Course of Business;
          contract relating to the distribution, marketing, sale, advertising or promotion of its products or services involving consideration in an amount in excess of $5,000;
          contract with any officer, director, shareholder or other Affiliate; or
          agreements relating to ownership of or investments in any business or enterprise (including investments in joint ventures and minority equity investments).
          To the extent applicable, the contracts, leases, agreements and instruments identified on Schedule 3.13 are separately identified by type of agreement. The description of all contracts, leases, agreements and instruments identified on Schedule 3.13 clearly identify all amendments, waivers and other modifications to such agreements.
          Except as specifically contemplated by this Agreement or disclosed in Schedule 3.13, (i) to the Company’s knowledge, no contract or commitment required to be disclosed on Schedule 3.13 has been breached in any material respect or canceled by the other party thereto, (ii) since December 31, 2006, no material customer or material supplier has indicated in writing or orally to the Company or any Seller that it may or shall stop or materially decrease the rate of business done with the Company or that it desires to renegotiate its contract with the Company, (iii) the Company has performed all the material obligations required to be performed in connection with the contracts or commitments required to be disclosed on

Schedule 3.13 and is not in receipt of any claim of default under any contract or commitment required to be disclosed on Schedule 3.13, (iv) the Company does not have a present expectation or intention of not fully performing any obligation pursuant to any contract set forth on Schedule 3.13, (v) the Company has no knowledge of any breach or anticipated breach by any party to any contract set forth on Schedule 3.13, and (vi) each agreement identified on Schedule 3.13 is legal, valid, binding, enforceable and in full force and effect with respect to the Company and, to the knowledge of the Company, the other parties thereto, and shall continue as such following the consummation of the transactions contemplated hereby.
          The Company has provided Buyer with a true and correct copy of all written contracts which are referred to on Schedule 3.13, in each case together with all amendments, waivers or other changes thereto.
     Intellectual Property.
          Schedule 3.14 sets forth a complete and correct list of: (i) all patented or registered Intellectual Property and all pending patent applications or other applications for registration of Intellectual Property owned, filed or used by the Company, (ii) all trade names and unregistered trademarks owned or used by the Company, (iii) all material unregistered copyrights, mask works, and computer software owned or used by the Company, and (iv) all licenses or similar agreements or arrangements (other than commercially available “off-the-shelf” software with a license fee of less than $10,000 in the aggregate for all copies of a particular software application) to which the Company is a party either as licensee or licensor for the Intellectual Property in each case identifying the subject Intellectual Property (collectively, the “Scheduled Intellectual Property”).
          Except as set forth in Schedule 3.14, to the Company’s knowledge (i) the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use, all Intellectual Property used by the Company in the Ordinary Course of Business and necessary for the Company to conduct its business as presently conducted (including the Scheduled Intellectual Property and collectively, the “Company Intellectual Property”) free and clear of all Liens, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property has been made, is currently outstanding or to the Company’s knowledge is threatened, and, to the Company’s knowledge, there are no grounds for same, (ii) the Company Intellectual Property comprises all Intellectual Property necessary for the operation of the business of the Company as currently conducted and as currently proposed to be conducted, (iii) the Company has not received any notices of, nor is the Company aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property (including, any demand, offer or request that the Company license rights from a third party), (iv) the Company has not infringed, misappropriated or otherwise conflicted with any rights of any third parties and the Company is not aware of any infringement, misappropriation or conflict which would be expected to occur as a result of the continued operation of the Company’s business as currently conducted or as currently proposed to be conducted, and (v) the Company Intellectual Property has not been infringed, misappropriated or conflicted by any third party.

          The transactions contemplated by this Agreement shall have no adverse effect on the Company’s right, title and interest in and to any of the Company Intellectual Property. The Company has not disclosed any of its trade secrets or confidential information to any third party other than pursuant to a written confidentiality agreement or pursuant to the Company’s relationship with Interstate Screw Corporation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has entered into written confidentiality agreements and written Intellectual Property agreements with all of its employees, executives and contractors involved in the creation of any Company Intellectual Property acknowledging the Company’s ownership of all inventions created or developed by its employees, executives and contractors within the scope of their employment or engagement. To the Company’s knowledge, the Company has taken all other necessary actions consistent with past practice to maintain and protect the Company Intellectual Property and shall continue to maintain and protect those rights prior to the Closing so as to not adversely affect the validity or enforcement of such Company Intellectual Property. To the Company’s knowledge, the owners of any Intellectual Property licensed to the Company have taken all necessary actions to maintain and protect the Intellectual Property which are subject to such licenses. No Seller nor any of Sellers’ Affiliates owns any Intellectual Property used in the business of Company as currently conducted.
     Litigation; Proceedings. Except as set forth in Schedule 3.15, there are no (and during the past three (3) years there have not been any) actions, suits, proceedings, charges, grievances, orders, judgments, decrees or investigations pending or, to the Company’s knowledge, threatened against or affecting the Company (or against any of its officers, directors, agents, or employees (in each case, in their capacity as such)) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or which could come before any arbitrator, and there is no basis known to the Company for any of the foregoing. The Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise, the Company has not received any written or oral notice of any governmental investigation or inquiry and, to the Company’s knowledge, the Company is not otherwise the subject of any governmental investigations or inquiries; and, to the Company’s knowledge, there is no reasonable basis for any of the foregoing. The foregoing includes actions pending or, to the Company’s knowledge, threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. The Company is not subject to any outstanding order, judgment, or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or any arbitrator. Schedule 3.15 sets forth accurately and completely the following information with respect to each matter listed thereon: the name of and parties to the proceeding, the date of the commencement of the proceeding, the status of the proceeding (e.g., in settlement talks, discovery, trial, appeal, etc.), a brief statement of the nature of the claim, the amount being claimed and/or the nature of other relief sought, the amount of reserves taken, if any, on the Latest Balance Sheet in respect of such proceeding, and the current settlement range, if any, among the parties, and any other material information related to such proceeding. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Sellers or the Company, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict the Sellers’ or the Company’s ability to consummate the transactions contemplated hereby.
     Brokerage. Except for the fees payable by the Company to W.G. Nielsen & Co. for consulting services rendered by it to the Company pursuant to the agreement between it and the Company dated October 16, 2006 (as amended on June 2, 2007), which fees are identified and summarized on Schedule 3.16, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Seller or the Company.
     Governmental Licenses and Permits. Schedule 3.17 contains a complete listing and summary description of all permits, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or other similar rights (collectively, the “Licenses”) owned or possessed by the Company or used by the Company in the conduct of its business. Except as indicated on Schedule 3.17, the Company owns or possesses all right, title and interest in and to all of the Licenses which are necessary to conduct its business as presently conducted and shall use its best efforts to maintain all such Licenses. The Company has not violated the terms of any Licenses. No loss or expiration of any License is, to the Company’s knowledge, threatened, pending or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof.
     Employees. Schedule 3.18 correctly sets forth the name and current annual salary (or hourly wages, as the case may be) of the Company’s employees, a summary description of the duties or services provided by and compensation of all employees, and whether any employees are absent from active employment, including leave of absence or disability. Except as set forth on Schedule 3.18, to the Company’s knowledge, no key executive employee and no group of employees of the Company has any plans to terminate his, her or its employment with the Company. The Company has complied with all applicable laws relating to the employment of personnel and labor, including but not limited to provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, the Worker Adjustment and Retraining Notification Act (or any similar foreign, state or local laws), and the Immigration Reform and Control Act of 1986. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. The Company has not engaged in any unfair labor practice. The Company has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.
     Employee Benefit Plans.
          Schedule 3.19(a) sets forth a complete and correct list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other benefit plan, program, agreement or arrangement maintained, sponsored or contributed or required to be contributed to by the Company or with respect to which the Company has or could have any liability or obligation (each, a “Benefit Plan”).

          The Company does not maintain, sponsor, contribute to, or have any current or potential liability or obligation under or with respect to: (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) any “defined benefit plan” (as defined in Section 3(35) of ERISA); (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code. The Company does not have any current or potential liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.
          The Company does not have any current or potential liability or obligation to provide post-employment or post-termination welfare or welfare-type benefits to any Person other than as required by COBRA. The Company has complied and is in compliance with the requirements of COBRA.
          Each Benefit Plan has been maintained, funded and administered in accordance with its terms and in compliance with all Applicable Laws, including ERISA and the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Benefit Plan.
          With respect to each Benefit Plan, all payments, premiums, contributions, distributions or reimbursements for all periods ending prior to or as of the Closing Date shall have been made or properly accrued.
          With respect to each Benefit Plan: (i) there have been no “prohibited transactions” as defined in Section 406 of ERISA or Section 4975 of the Code; (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duties, and (iii) no actions, investigations, suits, audits, proceedings or claims are pending or threatened, and the Company has no knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, investigations, suits, audits, proceedings or claims.
          With respect to each Benefit Plan, Sellers have furnished to Buyer true and complete copies of (as applicable): (i) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the IRS Form 5500 Annual Report (including all schedules and other attachments for the most recent three years); (iv) all related trust agreements, insurance contracts or other funding agreements which implement such plans; and (v) all contracts relating to each such plan, including, without limitation, service provider agreements, insurance contracts, investment management agreements and record keeping agreements.
          For purposes of each Benefit Plan, the Company has correctly classified those individuals performing services for the Company as common law employees, leased employees, independent contractors or agents.

          The transactions contemplated by the Agreement will not cause the acceleration of vesting in, or payment of, any benefits under any Benefit Plan and will not otherwise accelerate or increase any liability or obligation under any Benefit Plan.
     Insurance. Schedule 3.20 lists each insurance policy (true and correct copies of which have been furnished to Buyer) maintained by the Company with respect to its properties, assets and business (specifying, with respect to each policy, the insurer, amount of coverage, type of insurance, retroactive date, expiration date, risks insured and any pending claims thereunder) and a list of all claims made under any insurance policies and binders since January 1, 2004 (specifying the nature and amount of the claim, current status and resolution, if any). All of such insurance policies are in full force and effect, and the Company is not in default with respect to their obligations under any such insurance policies. The Company maintains insurance policies with coverage customary for entities engaged in similar lines of business. Except as set forth on Schedule 3.20, the Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs. There has not been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. Except as set forth on Schedule 3.20, there are no outstanding unpaid premiums or claims, and there are no provisions for retroactive or retrospective premium adjustments. Except as set forth on Schedule 3.20, since January 1, 2004, no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy or binder has been received by the Company. Schedule 3.20 also contains a description of all outstanding bonds and other surety arrangements issued or entered into in connection with the business of the Company.
     Officers and Directors; Bank Accounts; etc. Schedule 3.21 lists all officers and directors of the Company, and all of the bank accounts, safe deposit boxes and lock boxes of the Company (indicating each authorized signatory with respect thereto). Except as set forth on Schedule 3.21, the Company has not executed any power of attorney that is currently in effect. The corporate minute books and the stock record books of the Company delivered to Buyer hereunder are true, complete and correct in all material respects.
     Insider Transactions. Except as disclosed on Schedule 3.22, Sellers are not, nor is any officer or director of the Company, or any relative of any such Person, or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), a party to any agreement, contract, commitment, transaction or understanding with the Company or that pertains to the business of the Company. Except as disclosed on Schedule 3.22, none of the Insiders has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company.
     Compliance with Laws.
          The Company and its officers, directors, agents and employees have complied with all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to the business, business practices (including the Company’s production, marketing, sales and distribution of its products and services) or any owned or leased properties of the Company and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws or regulations, except such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          Except as disclosed on Schedule 3.23, the Company is not now subject (and have not been subject during the previous five (5) years) to any inspection, recall, investigation, penalty assessment, or audit by any U.S. federal, state or local or foreign governmental agency or any such authority of any other country or to any other allegation that the Company (including any agent, representative, Subsidiary, or broker acting on behalf of the Company) violated the regulations of any such authority or made a material false statement or omission to any such governmental authority.
     Environmental Matters.
          The Company has complied with and is in compliance with all Environmental and Safety Requirements except such failures as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          Except as set forth on Schedule 3.24, the Company has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its business, and such permits, licenses and other authorizations may be relied upon for continued lawful operation of the business of the Company on and after the Closing Date without transfer, reissuance, or other governmental approval or action.
          The Company has not received any claim, complaint, citation, report or other written or oral notice or other information regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental and Safety Requirements.
          The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any person to, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance), in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resource, damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or the Solid Waste Disposal Act, as amended or any other Environmental and Safety Requirements.
          None of the following exists at any property occupied by the Company: (i) underground storage tanks, landfills, surface impoundments or disposal areas, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) drinking wells or groundwater monitoring wells.
          No facts, events or conditions relating to the Company shall prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements (including any relating to onsite or offsite releases or threatened releases of hazardous or otherwise regulated materials, substances or wastes, personal injury, property damage or natural resources damage).
          The Company has not assumed, undertaken, or provided an indemnity with respect to any liability or corrective or remedial obligation of any other Person relating to Environmental and Safety Requirements.
          No Seller, with respect to the business, or any predecessor or affiliate of any Seller with respect to the business, has manufactured, sold, marketed, installed, or distributed products or items containing asbestos or silica or other hazardous materials and none of the foregoing Persons have any liability, contingent or otherwise, with respect to the presence or alleged presence of hazardous materials in any product or item or at or upon any property or facility.
          The Company has furnished to Buyer all environmental audits, reports and other material documents bearing on environmental, health or safety liabilities, in each case relating to its or its affiliates or predecessors past or current properties, facilities or operations which are in its possession.
     Product and Service Warranties. Except to the extent implied by Applicable Law, the Company has not made any warranties or guarantees (express or implied) with respect to the products manufactured and/or sold by it or services rendered by it other than those warranties expressly made in the literature provided to the parties to whom such services are and were rendered, copies of which warranties are attached hereto as Schedule 3.25.
     Products Liability; Recalls. Except as set forth on Schedule 3.26, there are no existing liabilities, claims or obligations arising from or, to Company’s knowledge, alleged to arise from any actual or alleged injury to Persons, damage to property or other loss as a result of the ownership, possession or use of any product manufactured, sold, distributed, leased or delivered by the Company. Except as set forth on Schedule 3.26, since December 31, 2006, there have been no product recalls or requests for product recalls by any governmental authorities or by any customers of the Company.
     Customers and Vendors.
          Schedule 3.27(a) sets forth a complete and correct list of the ten (10) largest clients and customers of the Company for (a) each of the two (2) most recent fiscal years and (b) the nine (9) months ended September 30, 2007 and sets forth opposite the name of each such client or customer the percentage of consolidated net sales attributable to such client or customer during such period. Except as set forth on Schedule 3.27(a), in the last twelve (12) months, no such client or customer has cancelled or otherwise terminated, or threatened to cancel or terminate, its relationship with the Company. The Company has not received any notice, and the Company has no knowledge, that any such client or customer intends to cancel or otherwise modify its relationship with the Company.

          Schedule 3.27(b) sets forth a complete and correct list of the ten (10) largest vendors, suppliers, service providers and other similar business relations of the Company (the “Material Vendors”) for (a) each of the two (2) most recent fiscal years and (b) the nine (9) months ended September 30, 2007 and sets forth opposite the name of each Material Vendor the amount paid to such vendor during such period. Except as set forth on Schedule 3.27(b), in the last twelve (12) months, no Material Vendor has cancelled or otherwise terminated, or threatened to cancel or terminate, its relationship with the Company. The Company has not received any notice, and the Company has no knowledge, that any Material Vendor intends to cancel or otherwise modify its relationship with the Company.
     Indebtedness. Except as set forth on Schedule 3.28, the Company has no Indebtedness.
     No Acceleration of Rights or Benefits. Except as set forth on Schedule 3.29, (a) the Company has not made, and is not obligated to make, any payment to any Person in connection with the transactions contemplated by this Agreement or any other change of control transaction, and (b) no rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by this Agreement and no Person’s rights or obligations are modified upon a change of control of the Company or provide any Person the right to receive a payment or remedy (including rescission or liquidated damages) upon a change of control of the Company.
     Names and Locations. During the five-year period ending on the date of this Agreement, the Company has not used any name or names under which it has invoiced account debtors, maintained records regarding its assets or otherwise conducted business other than the exact names set forth in this Agreement and the Schedules hereto, and all of the tangible assets of the Company are located at the facilities listed on Schedule 3.30. During the five-year period ending on the date of this Agreement, the Company has not reincorporated or reorganized in a different jurisdiction.
     Closing Date. All of the representations and warranties contained in this Article III and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto delivered to Buyer are true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date, except to the extent that Sellers or the Company shall have advised Buyer otherwise in writing prior to the Closing.
     Knowledge. As used in this Article III, the terms “knowledge” and “aware” shall mean and include (i) the actual knowledge or awareness of the Sellers and the officers, directors and key employees of the Company and the general managers of each facility of the Company (including, without limitation, Gabrielle Mann and Gregory Mann) and (ii) the knowledge or awareness which such person would have obtained in the conduct of his or her business after making reasonable inquiry and reasonable diligence with respect to the particular matter in question.

REPRESENTATIONS AND WARRANTIES
CONCERNING SELLERS
          As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Sellers represent and warrant (jointly and severally) to Buyer that:
     Authorization of Transactions. Each Seller has full power and authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Seller is a party and to perform his or her obligations hereunder and thereunder. This Agreement and the other documents contemplated hereby to which such Seller is a party have been duly executed and delivered by such Seller and constitute the valid and binding agreements of such Seller, enforceable in accordance with their terms.
     Absence of Conflicts. Neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which any Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or modify or to accelerate any obligation under, (e) result in the creation of any Encumbrance upon the Shares under, or (f) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body under, the provisions of any indenture, mortgage, lease, loan agreement or other material agreement or instrument to which any Seller is bound or by which any Seller is affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which any Seller is subject. Except as set forth on Schedule 4.2, no notice to, filing with or authorization, consent or approval of any government or governmental agency by any Seller is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby to which any Seller is a party.
     Brokerage. Except as set forth on Schedule 4.3, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Seller.
     Shares. Sellers own beneficially and of record all of the Shares, free and clear of any Encumbrances. No Seller is a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement). No Seller is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company. At the Closing, each Seller shall deliver and convey to Buyer good and valid title to all of the Shares, free and clear of all Encumbrances.
     Closing Date. All of the representations and warranties concerning any Seller contained in this Article IV and elsewhere in this Agreement and all information delivered in any schedule, attachment and Exhibit hereto are true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date, except to the extent that Sellers shall have advised Buyer otherwise in writing prior to the Closing.

REPRESENTATIONS AND WARRANTIES OF BUYER
          As a material inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers that:
     Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which Buyer is a party and perform its obligations hereunder and thereunder.
     Authorization of Transaction. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which Buyer is a party shall when executed constitute, a valid and binding obligation of Buyer, enforceable in accordance with its terms.
     No Violation. Buyer is not subject to or obligated under its certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party.
     Governmental Authorities and Consents. Except for filings required under the HSR, if any, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby. Except as set forth on Schedule 5.4, no consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party or the transactions contemplated hereby or thereby.
     Litigation. There are no actions, suits, proceedings, orders pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s performance under this Agreement and the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

     Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer, except as described on Schedule 5.6.
     Closing Date. All of the representations and warranties contained in this Article V and elsewhere in this Agreement and all information delivered in any schedule, attachment and Exhibit hereto are true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date, except to the extent that Buyer shall have advised Sellers otherwise in writing prior to the Closing.
INDEMNIFICATION AND RELATED MATTERS
     Survival. All representations, warranties, covenants and agreements set forth in this Agreement or set forth in or referred to in any writing or certificate delivered in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby, and such representations, warranties, covenants and agreements made by the Company and/or Sellers shall not be affected by any examination made for or on behalf of Buyer, the knowledge of any of its officers, directors, stockholders, employees or agents, or the acceptance of any certificate or opinion hereunder. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 6.2 for a breach of representation or warranty unless written notice of a claim thereof is delivered prior to the Applicable Survival Date to the Party against whom indemnification is sought. For purposes of this Agreement, the term “Applicable Survival Date” shall be the second anniversary of the Closing Date; provided that the Applicable Survival Date with respect to the following Losses shall be as follows:
          with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and Sellers set forth in Section 3.24 (Environmental Matters), the Survival Date shall be the fifth anniversary of the Closing Date;
          with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and Sellers set forth in Section 3.12 (Taxes), the Applicable Survival Date shall be thirty (30) days after the expiration of the statute of limitations applicable to the Loss which gave rise to the claim for indemnification (including any extension thereto or waiver thereof to the extent that such statute of limitations may be tolled); and
          with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and Sellers set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization of Transactions), Section 3.3 (Capitalization), Section 3.4 (Subsidiaries; Investments), Section 3.5 (Absence of Conflicts), Section 3.16 (Brokerage) or Section 3.28 (Indebtedness) and Article IV, there shall be no Applicable Survival Date (i.e., there shall be no limit on the survival of such representations and warranties).

     Indemnification.
          In addition to the matters set forth in Section 7.2, Sellers shall jointly and severally indemnify Buyer, its officers, directors, stockholders, employees, agents, representatives, affiliates (including the Company after the Closing), successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, liability, diminution in value, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating to or incidental to or by virtue of:
          any misrepresentation or breach of any representation or warranty set forth in Article III of this Agreement or set forth or referred to in any certificate or other instrument delivered by the Company or any Seller to Buyer with respect thereto in connection with the Closing (in each case, determined without regard to any qualifications therein referencing the terms “materiality,” “Material Adverse Effect,” or other terms of similar import or effect);
          any misrepresentation or breach of any representation or warranty set forth in Article IV of this Agreement or set forth or referred to in any certificate or other instrument delivered by any Seller to Buyer with respect thereto in connection with the Closing (in each case, determined without regard to any qualifications therein referencing the terms “materiality,” “Material Adverse Effect,” or other terms of similar import or effect);
          any misrepresentation or breach by the Company or any Seller of any representation or warranty (in each case, determined without regard to any qualifications therein referencing the terms “materiality,” “Material Adverse Effect,” or other terms of similar import or effect), covenant or agreement made by the Company or any Seller contained in this Agreement or any Exhibit hereto (other than representations or warranties set forth in Articles III and IV).
          The indemnification provided for in Section 6.2(a) above shall be subject to the following limitations:
          any indemnification of the Buyer Parties hereunder shall be satisfied first from the Escrow Amount to the extent of the Escrow Amount, and then, if the Escrow Amount is depleted, Buyer may proceed against Sellers, in each case subject to the Cap;
          Sellers shall be liable to the Buyer Parties with respect to claims for breaches of representations and warranties referred to in Section 6.2(a) above only if Buyer provides Sellers with written notice of a possible claim prior to the Applicable Survival Date; and

          Sellers shall not be liable to Buyer Parties for any Loss arising under subsections (a)(i) above (A) unless the aggregate amount of all such Losses relating to all such breaches exceeds $75,000 in the aggregate (the “Threshold”), in which case Sellers shall be jointly and severally liable for the full amount of such Losses without regard to such Threshold, and (B) to the extent the aggregate amount of all such Losses exceeds $1,575,000 (the “Cap”); provided that the foregoing limitations (i.e., the Threshold and the Cap) shall not apply with respect to any Loss arising from or related to a breach of any of the representations and warranties of the Company or Sellers set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization of Transactions), Section 3.3 (Capitalization), Section 3.4 (Subsidiaries; Investments), Section 3.12 (Taxes), Section 3.16 (Brokerage), Section 3.28 (Indebtedness) or Article IV (Representations and Warranties with Respect to Sellers).
          Buyer shall indemnify Sellers and hold Sellers harmless from and against any Loss which Sellers may suffer, sustain or become subject to, as the result of (i) the breach by Buyer of any representation or warranty made by Buyer set forth in Article V or set forth or referred to in any certificate delivered by Buyer to Sellers with respect thereto in connection with the Closing (in each case, determined without regard to any qualifications therein referencing the terms “materiality,” “Material Adverse Effect,” or other terms of similar import or effect) and (ii) the breach by Buyer of any representation, warranty (other than representations or warranties set forth in Article V) (in each case, determined without regard to any qualifications therein referencing the terms “materiality,” “Material Adverse Effect,” or other terms of similar import or effect), covenant, or agreement by Buyer contained in this Agreement or any Exhibit hereto. Notwithstanding the foregoing, in no event shall Buyer be liable to Sellers by reason of application of clauses (i) of this Section 6.2(c) (A) unless the aggregate of the Losses thereunder exceeds the Threshold (in which case Buyer shall be liable for the full amount of such Losses without regard to such Threshold) and (B) to the extent the aggregate amount of all such Losses exceeds the Cap; provided that the foregoing limitation shall not apply with respect to any Loss arising from or related to a breach of the representations and warranties of Buyer set forth in Section 5.1 (Organization and Corporate Power), Section 5.2 (Authorization of the Transaction), and Section 5.6 (Brokerage).
          Any Party making a claim for indemnification under this Article VI (the “Indemnified Party”) shall notify the indemnifying party (the “Indemnifying Party”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent (and only to the extent) such failure shall have prejudiced the Indemnifying Party. With respect to any third party claim, the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at its expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with a nationally recognized reputable counsel acceptable to the Indemnified Party; provided that prior to the Indemnifying Party assuming control of such defense, it shall first (i) verify to the

Indemnified Party in writing that such Indemnifying Party shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnified Party with respect to such action, lawsuit, proceeding, investigation, or other claim giving rise to such claim for indemnification hereunder, (ii) enter into an agreement with the Indemnified Party in form and substance satisfactory to the Indemnified Party which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation, or facts giving rise to such claim for indemnification hereunder, and (iii) furnish the Indemnified Party with evidence which, in the reasonable judgment of the Indemnified Party, is and shall be sufficient to satisfy any such liability; provided further that:
          the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Indemnified Party (except that the fees and expenses of such separate counsel incurred prior to the date the Indemnifying Party effectively assumes control of such defense shall be borne by the Indemnifying Party);
          the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or business prospects, (C) the claim seeks an injunction or equitable relief against the Indemnified Party, (D) the claim involves environmental matters in which case the Indemnified Party shall have sole control and management authority over the resolution of such claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions) (provided that, the Indemnified Party shall keep the Indemnifying Party apprised of any major developments relating to any environmental claim); or (E) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; and
          if the Indemnifying Party, with the consent of the Indemnified Party, shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief shall be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice.

          Any indemnification of the Sellers or the Buyer Parties pursuant to this Article VI shall be effected by wire transfer of immediately available funds from the Buyer or Sellers, as the case may be, to an account designated by the Buyer or Sellers, as the case may be, within ten (10) days after the determination thereof. The Buyer Parties shall be required to first recoup any Losses from the escrow funds held in accordance with the terms of the Escrow Agreement.
          Amounts paid to or on behalf of Sellers or Buyer as indemnification shall be treated as adjustments to the Purchase Price.
          Effective upon the Closing, each Seller hereby irrevocably waives, releases and discharges the Company from any and all liabilities and obligations to any Seller of any kind or nature whatsoever, whether in the capacity as a Seller hereunder, as a stockholder, officer or director of the Company or otherwise (including in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, and whether arising hereunder or under any other agreement or understanding or otherwise at law or equity, and no Seller shall seek to recover any amounts in connection therewith or thereunder from the Company.
ADDITIONAL AGREEMENTS
     Continuing Assistance. Subsequent to the Closing, Sellers and Buyer (at their own respective cost) shall assist each other (including making records available) in the preparation of their respective Tax Returns and the filing and execution of tax elections, if required, as well as any audits or litigation that ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.
     Tax Matters.
          Pre-Closing Matters. Prior to the Closing, the Company and the Sellers shall not revoke the Company’s election to be taxed as an S corporation or take or allow any action that would result in the termination of the Company’s status as a validly electing S corporation, in each case within the meaning of Sections 1361 and 1362 of the Code. Prior to the Closing, without the prior written consent of Buyer, the Company shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.
          Liability of Sellers for Taxable Periods Ending On or Before Closing Date. Sellers shall be liable for, and shall jointly and severally indemnify and hold Buyer harmless against, without duplication, (i) all Taxes of, or payable by, the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all liability of the Company for Taxes of any other Person under Treas. Reg. § Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee, by contract, or otherwise, but only to the extent that such liability arises with respect to affiliations, transfers, contracts or the like existing or effective on or before the Closing Date, (iii) all Taxes imposed on the Company attributable to the making of the Section 338(h)(10) Elections, including (A) any Tax imposed under Section 1374 of the Code, (B) any state, local or foreign Tax imposed on the Company’s gain, or (C) any transfer taxes arising out of the deemed asset sale effected thereby, and (iv) all Taxes attributable to or arising out of the failure of the Company to be qualified as an “S corporation” at any time.
          Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Sellers shall prepare or cause to be prepared and file or cause to be filed (at their own expense) all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Sellers shall submit each such Tax Return described in the preceding sentence to Buyer at least fifteen (15) business days prior to filing for its review and comment, and shall make such revisions to such Tax Returns as are reasonably requested by Buyer. To the extent permitted by Applicable Law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s prepared by Sellers for such periods.
          Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, Buyer shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.
          338(h)(10) Elections. Sellers covenant and agree to join Buyer, if Buyer so directs Sellers, in making an election under Section 338(h)(10) of the Code, and any applicable corresponding or similar provision of state or local law (collectively, the “338(h)(10) Elections”), with respect to the acquisition of the Shares. Sellers shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Elections on their Tax Returns to the extent required by Applicable Law. Sellers and Buyer shall join in preparing Internal

Revenue Service Form 8023 or such other forms and schedules as are necessary or required to make the 338(h)(10) Elections, and each covenants and agrees with the other that it shall execute such Form 8023 or other forms and schedules and shall take all such other acts as are necessary to make or perfect such 338(h)(10) Elections. Buyer and Sellers agree that the computation of the Aggregate Deemed Sale Price (“ADSP”) (as defined under Treasury Regulations) and the allocation of the ADSP among the assets as of the Closing Date shall be as reasonably determined by Buyer within ninety (90) days of the Closing Date and as set forth in Schedule 7.2 which shall be attached to this Agreement upon such determination. Buyer, the Company and the Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.
          Cooperation on Tax Matters.
          Buyer, the Company, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns (and any amendments to Tax Returns) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, Sellers, and Buyers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records.
          Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).
          Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.
     Press Releases and Announcements. Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company shall be made without the mutual approval of all Parties, except for any public disclosure which any Party in good faith reasonably believes is required by law or regulation (in which case the disclosure shall be prepared jointly by the Company and Buyer). After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company shall be made without Buyer’s consent (which shall not be unreasonably withheld).
     Further Assurances. After the Closing, Sellers shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Shares and any other transactions contemplated hereby.
     Specific Performance. Each Seller acknowledges that the Company’s business is unique and recognizes and affirms that in the event of a breach of this Agreement by any Seller, money damages would be inadequate and Buyer would have no adequate remedy at law. Accordingly, each Seller agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Company’s and each Seller’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.
     Transition Assistance. No Seller shall in any manner take any action which is designed, intended, or would be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with the Company after the date of this Agreement as were maintained with the Company prior to the date of this Agreement.
     Expenses. Except as otherwise provided herein, Sellers and Buyer shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. In addition, Sellers shall pay all fees, costs and expenses of the Company incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. At the request of the Sellers, the transaction expenses for which the Sellers are liable pursuant to this Section 7.7 may be deducted from the Purchase Price and paid directly to the Sellers’ legal counsel, investment bankers and other agents and representatives. To the extent that the Company pays or becomes liable with respect to any transaction expenses of the Sellers or the Company, the Purchase Price shall be reduced dollar-for-dollar. Damages suffered by Buyer for a breach of this Agreement shall in no way be limited by the amounts described in this Section 7.7.
     Books and Records. Unless otherwise consented to in writing by Sellers or Buyer (as the case may be), Buyer and Sellers shall not destroy, alter or otherwise dispose of any of the books and records of the Company acquired by Buyer hereunder or retained by Sellers (until such time as such records have been held for seven (7) years) without first offering to surrender to Sellers or Buyer such books and records or any portion thereof of which Sellers or Buyer may intend to destroy, alter or dispose. Buyer and Sellers shall allow the other party’s representatives, attorneys and accountants access to such books and records, upon reasonable request for such access during such party’s normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not related to or arising out of this Agreement or the transactions contemplated hereby.
     Non-Competition, Non-Solicitation and Confidentiality.
          Non-Competition. In consideration of the payment of the Purchase Price and as a condition precedent to Buyer’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, during the period beginning on the Closing Date and ending on the five-year anniversary of the Closing Date (the “Non-Compete Period”), each Seller hereby agrees that he or she shall not engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) directly or indirectly in any business that the Company conducts or proposes to conduct as of the Closing Date anywhere in the United States; provided that ownership of less than 2% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging in any of the Company’s businesses solely by reason thereof. Each Seller acknowledges that the business of the Company is national in scope and that the Company currently sells, or proposes to sell its products and services on a nationwide basis. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.9(a) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
          Non-Solicitation. Each Seller agrees that, during the Non-Compete Period, such Seller (i) shall not, and shall use his or her commercially reasonable efforts not to permit his or her Affiliates to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person employed by the Company at any time prior to the Closing Date or during the Non-Compete Period, without the prior written consent of the Company, and (ii) shall not induce or attempt to induce any customer or other business relation of the Company into any business relationship which would materially harm the Company. The term “indirectly” as used in this Section 7.9 is intended to mean any acts authorized or directed by or on behalf of any Seller or any Person controlled by any Seller.
          Confidentiality. Each Seller agrees after the Closing Date, to treat and hold as confidential any information concerning the business and affairs of the Company that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or her possession or under his or her control. In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.9(c). If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided that such Seller shall use his or her best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.
          Trade Name. Each Seller agrees not to use, or permit any of its affiliates to use the “All Points” name, or any name confusingly similar to any such name in any manner after Closing. Nothing in this Section 7.9(d) limits or otherwise changes the rights of the Company in its Intellectual Property.
          Remedy for Breach. Each Seller acknowledges and agrees that in the event of a breach by any Seller of any of the provisions of this Section 7.9, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company, Buyer and/or their respective successors or assigns shall, in addition to other rights and remedies existing in their favor, be entitled to specific performance and/or injunctive or other relief from any court of law or equity of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.
DEFINITIONS
     Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:
          “Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.
          “Affiliated Group” means an affiliated group within the meaning of Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).
          “Annualized Net Sales” means an amount equal to year to date Net Sales for the most recently completed calendar month divided by the number of months elapsed in the year, multiplied by twelve (12).
          “Applicable Law” means any applicable decree, injunction, judgment, law, order, ordinance, regulation, rule, statute, or writ of any federal, state, local, or foreign governmental entity (or any agency, department, or political subdivision of any governmental entity).

          “Applicable Rate” means the prime rate of interest as published from time to time in The Wall Street Journal.
          “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Applicable Law.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation as in effect prior to, or on or after the Closing Date.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Escrow Agent” means Wells Fargo Bank, National Association.
          “Escrow Amount” means an amount equal to $1,000,000.
          “GAAP” means United States generally accepted accounting principles, as modified from time to time, consistently applied.
          “Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of properties or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six (6) months past due or are being contested in good faith in appropriate proceedings), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA. For purposes of calculating Indebtedness, all interest, prepayment penalties, premiums, fees and expenses (if any) which would be payable if Indebtedness were paid in full at the Closing shall be treated as Indebtedness.
          “Intellectual Property” means all of the following items owned by, issued to or licensed to, the Company, along with all income, royalties, damages and payments due or payable at the Closing or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, Internet domain names, trade names and corporate names together with all goodwill associated therewith; registered or unregistered copyrights and copyrightable works and mask works; all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software and software systems (including, without limitation, data, databases and related documentation); licenses or other agreements to or from third parties regarding the foregoing; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 3.14.
          “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.
          “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.
          “Liens” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdictions and including any liens or charges arising by statute or other laws) which secure the payment of any debt or the performance of any obligation.
          “Material Adverse Effect” means any change, development or effect that has been or would reasonably expected to be materially adverse to the business, assets, operations, financial condition, operating results, earnings, customer and supplier relations, employee and sales representative relations or business prospects of the Company or on the ability of any Party hereto to consummate timely the transactions contemplated hereby, excluding changes, developments or effects to the extent resulting from general industry developments that do not have a materially disproportionate effect on the Company.

          “Net Sales” means gross sales less returns, allowances, rebates and cash discounts, calculated on a basis consistent with prior periods.
          “Ordinary Course of Business” will be deemed from an action taken by a Person only if: (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.
          “Permitted Liens” means (i) real estate Taxes, assessments and other governmental fees or other charges imposed with respect to real property that are (x) not due and payable as of the Closing Date or (y) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable and which would not, individually or in the aggregate, have a Material Adverse Effect; (iii) zoning, entitlement, building and other land use and similar laws or regulations imposed by any governmental authority having jurisdiction over such parcel which are not violated by the current use and operation thereof; (iv) easements, covenants, conditions, restrictions and other similar matters of record which would not materially impair the use or occupancy of such parcel in the operation of the Company’s business; and (v) statutory landlord liens.
          “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of the partnership, association or other business entity gains or losses or shall be or control the general partner, managing member or similar person with management control of such partnership, limited liability company, association or other business entity.
          “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
          “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
          “Working Capital” means, as of any date of determination, the excess of the (i) the book value of the Company’s current assets, over (ii) the book value of the Company’s current liabilities (other than Indebtedness that would otherwise represent a current liability), in each case determined on a consolidated basis in accordance with GAAP (other than inventory reserves and accounts receivable reserves, which shall be computed in accordance with the Company’s past practices), and excluding all items related to Taxes.
          Index of Defined Terms. The following terms are defined in the following Sections of this Agreement:

Term	Section No.
338(h)(10) Elections	7.2	(e)
Accounting Firm	0
ADSP	7.2	(e)
Agreement	Preamble
Applicable Survival Date	0
Benefit Plan	3.19	(a)
Buyer	Preamble
Buyer Parties	0
Cap	0
Cash Purchase Price	0
Closing	0
Closing Date	0
Closing Indebtedness	0
Closing Statement	0
Closing Transactions	0
Closing Working Capital	0
Common Stock	Preamble
Company	Preamble
Company Intellectual Property	0
Confidential Information	0
Earn-Out Payment	0
Earn-Out Statement	0
Employment Agreements	0
Encumbrances	0
Escrow Agreement	0
Estimated Cash Purchase Price	0
Financial Statements	0
HSR Act	0
Indemnified Party	0
Indemnifying Party	0

Term	Section No.
Insiders	0
Latest Balance Sheet	0
Licenses	0
Loss	0
Material Vendors	0
Non-Compete Period	0
Notice of Disagreement	0
Parties	Preamble
Party	Preamble
Pre-Closing Tax Period	7.2	(b)
Purchase Price	0
Scheduled Intellectual Property	0
Seller	Preamble
Sellers	Preamble
Shares	Preamble
Straddle Period	7.2	(c)
Threshold	0
Working Capital Target	0
MISCELLANEOUS
     Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by Buyer and Sellers. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.
     Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, five (5) days after the date of mailing by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow). Notices, demands and communications to the Company, Sellers and Buyer shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Notices to the Company:	With a copy to:

All Points Industries, Inc.	Rafferty, Stolzenberg, Gelles, Tenenholtz &
1590 NW 27th Avenue, Suite #9	Flynn, P.A.
Pompano Beach, FL 33069	1401 Brickell Ave.
Attn: Gabrielle Mann	Suite 825
Telecopy: 800-582-6110	Miami, FL 33131
Attn: William L. Rafferty, Jr.
Telecopy: (305) 373-2735

Notices to Sellers:	With a copy to:

c/o All Points Industries, Inc.	Rafferty, Stolzenberg, Gelles, Tenenholtz &
1590 NW 27th Avenue, Suite #9	Flynn, P.A.
Pompano Beach, FL 33069	1401 Brickell Ave.
Telecopy: (954) 227-9796	Suite 825
Miami, FL 33131
Attn: William L. Rafferty, Jr.
Telecopy: (305) 373-2735

Notices to Buyer:	With a copy to:

The Hillman Group	Code Hennessy & Simmons
10590 Hamilton Avenue	10 South Wacker Drive, Suite 3175
Cincinnati, OH 45231	Chicago, IL 60606
Attn: James P. Waters	Attn: Peter M. Gotsch
Telecopy: (513) 595-8297	Telecopy: (312) 876-3854

and

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attn: Michael H. Weed
Telecopy: (312) 861-2200
     Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Company or Sellers without the prior written consent of Buyer, or by Buyer (except as otherwise provided in this Agreement) without the prior written consent of Sellers. Notwithstanding the foregoing:
          Buyer may (at any time prior to the Closing), at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its wholly-owned Subsidiaries (including Subsidiaries which may be organized or acquired subsequent to the date hereof);
          Buyer may assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Company or any of their affiliates, and any such lender may exercise all of the rights and remedies of the Buyer hereunder; and
          Buyer may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Company or any division thereof or any material portion of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise).
     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
     No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The term “including” is used herein to introduce one or more examples and shall not be deemed to constitute a limitation of any term or provision hereof.
     Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
     Entire Agreement. This Agreement and the other agreements, instruments and certificates referred to herein contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.
     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
     Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement, except for the indemnification rights under Section 6.2 for the Buyer Parties.
     Schedules and Exhibits. The Schedules and Exhibits constitute a part of this Agreement and are incorporated into this Agreement for all purposes. Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exceptions with particularity, references the specific section or subsection to which it relates and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty covers the existence of such document or such other item itself.
     WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY

HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.
     CONSENT TO JURISDICTION. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (BUT NOT EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN WILMINGTON, DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR HIMSELF OR HERSELF AND IN RESPECT OF HIS OR HER PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
* * * * *

          IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

THE HILLMAN GROUP, INC.

By:

Name:

Its:

ALL POINTS INDUSTRIES, INC.

By:

Name:

Its:

Gabrielle Mann

Gregory Mann